Exhibit 21.1

Subsidiaries of Actua Corporation

Name	Jurisdiction of Incorporation
Actua USA Corporation.	Delaware
Actua Holdings, Inc.	Delaware
Actua Relay Holdings, Inc.	Delaware
2008 Actual LP	Delaware
2009 Actua LP	Delaware
Acquirgy, Inc.	Delaware
Anthem Ventures Annex Fund, L.P.	Delaware
Anthem Ventures Fund, L.P.	Delaware
Anthem Venture Investors, LLC	Delaware
BOLT Solutions Inc.	Delaware
BOLT Finance LLC	Connecticut
Business Owners Liability Team LLC	Delaware
Insequor Israel Ltd.	Israel
Superior Access Insurance Services, Inc.	California
CIML, LLC *	Delaware
mylist Corporation *	Delaware
GovDelivery Holdings, Inc.	Delaware
GovDelivery, Inc.	Minnesota
GovDelivery Europe, Inc.	United Kingdom
GovLoop, Inc.	Minnesota
C Three Holdings Limited Liability Company (d/b/a gov-interact)	New Jersey
NuCivic, Inc.	Delaware
Folio Dynamics Holdings, Inc.	Delaware
Folio Dynamics Inc.	Delaware
M3Fn LLC	Delaware
FDX Advisors Inc..	California
AP Institutional Advisors LLC.	Indiana
InstaMed Holdings, Inc.	Delaware
InstaMed Communications, LLC	Pennsylvania
MSDSonline Holdings, Inc.	Delaware
Knowledge Management Innovations, Ltd..	Ontario
MSDSonline Inc.	Delaware
Parchment Inc.	Delaware
QC Holdings Inc. (f/k/a WhiteFence, Inc.)	Delaware
Symbio S.A.	Luxembourg

*no business operations after September 30, 2014

Unless otherwise provided, each of the subsidiaries named above does business under the same name.